EXHIBIT 10

Execution Copy

COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into on May 1, 2012, between Viscaria Limited, a Cyprus company (“Buyer”) and the persons and entities listed on Schedule I hereto (collectively, “Sellers”).

Sellers own shares of Common Stock, par value $0.01 per share (the “Common Stock”), of iGATE Corporation, a Pennsylvania corporation (the “Company”), and Sellers desire to sell in the aggregate 1,500,000 shares of Common Stock to Buyer, and Buyer desires to purchase such shares from Sellers pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Purchase and Sale of Stock. At the Closing and upon the terms and conditions set forth in this Agreement, each Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to the number of shares of Common Stock set forth opposite such Seller’s name on Schedule I hereto (the “Shares”). The purchase price for each Share shall be $18.10.

Section 2. Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares hereunder shall take place at the offices of Kirkland & Ellis LLP at 10:00 a.m. on May 7, 2012 (or as soon as practicable thereafter to give effect to the transfer mechanics set forth in the immediately following sentence), or at such other place or on such other date as is mutually agreeable to Buyer and Sellers (the “Closing”). At the Closing, each Seller shall deliver to Buyer documentation sufficient to credit the account of Buyer with the Shares to be sold by such Seller (or deliver to Buyer such Shares in certificated form if so requested by Buyer), and Buyer shall deliver the aggregate purchase price for the Shares purchased from each Seller by cashiers or certified check or by wire transfer of immediately available funds to a bank account designated in writing by such Seller.

Section 3. Closing Conditions.

(a) The obligation of each Seller to sell, transfer and assign the Shares to be sold to Buyer hereunder is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties contained in Section 5 shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein;

(b) The obligation of Buyer to purchase the Shares from each Seller is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties contained in Section 4 shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein;

(ii) each Seller shall have sold such Seller’s portion of the Shares simultaneously at the Closing; and

(iii) each Seller shall provided such information reasonably requested by Buyer for compliance with applicable anti-money laundering rules and policies.

Section 4. Representations and Warranties of Each Seller. Each Seller hereby represents and warrants to Buyer as follows:

(a) Ownership. All of the Shares set forth opposite such Seller’s name on Schedule I hereto are owned of record and beneficially by such Seller. At the Closing, such Seller shall transfer to Buyer good and marketable title to such Shares, free and clear of all encumbrances.

(b) Authorization. The execution and performance of this Agreement have been duly authorized by all necessary partnership action on behalf of such Seller, each Seller has full legal capacity to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable in accordance with its terms.

Section 5. Representations and Warranties of Buyer. Buyer represents and warrants to each Seller as follows:

(a) Authorization. The execution and performance of this Agreement have been duly authorized by all necessary action on the part of Buyer, and this Agreement when executed and delivered shall constitute a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

Section 6. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the Closing hereunder.

Section 7. General Provisions.

(a) Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof.

(b) Amendment. Any provision of this Agreement may be amended or waived only with the prior written consent of Buyer and Sellers.

(c) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic copy), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d) Further Assurances. After the Closing, as and when requested by Buyer, Sellers shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as Buyer may deem necessary or desirable in order to transfer the Shares to Buyer and to carry out fully the provisions and purposes of this Agreement.

(e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Buyer and Sellers and their respective successors and assigns.

(f) Choice of Law. The construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement on the day and year first above written.

BUYER:

VISCARIA LIMITED

By:	/s/ Devora Har-Tuv
Name:	Devora Har-Tuv
Title:	Director

[SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]

SELLERS:

SUNIL WADHWANI	ASHOK TRIVEDI

/s/ Sunil Wadhwani	/s/ Ashok Trivedi
Name: Sunil Wadhwani	Name: Ashok Trivedi

[SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]

SCHEDULE I

Names and Addresses of Sellers	Number of Shares to be Sold
Sunil Wadhwani	750,000
Ashok Trivedi	750,000